UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 6, 2012

THE GRAYSTONE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-54254 (Commission File No.)	27-3051592 (IRS Employer Identification No.)

2620 Regatta Drive, Ste 102
Las Vegas, NV 89128
(Address of principal executive offices, including ZIP code)

(888) 552-3750
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.02	Unregistered Sales of Equity Securities

(a)  On July 11, 2012, the Company issued 3,235,294 shares of Class A Common stock at an applicable conversion price of $0.00068.  Asher Enterprises converted $2,200 of its note convertible in the amount of $42,500.  As a result, the Company issued 3,235,294 shares of its Class A Common Stock to Asher Enterprises, Inc.  The agreement with Asher allows them to convert their debt after six (6) months at a conversion price equal to the lowest closing bid price twenty trading days prior to the conversion date.  The remaining balance of the $42,500 is $25,600.  The Company as note payable to Asher in the total amount of $187,500, of which $172,800 is still owed.

(b)  On July, 5, 2012, the Company agreed to acquire the rights to 100 oil and gas leases from Avenill Ventures, LLC for $700,000.   Avenhill is beneficially owned by Paul Howarth and Joseph Mezey, our officers and directors. The Company agreed to issue to $100,000 in Company stock at the closing market price on July 5, 2012 which was $0.002.  On July 11, 2012 the Company issued 10,000,000 shares of its Class A Common Stock to Renard Properties, LLC (which is beneficially owned by Paul Howarth) and 10,000,000 shares of its Class A Common Stock to JW Group, Inc. (which is beneficially owned by Joseph Mezey).  The shares were issued in exchange for $102,000 from the notes payable from the July 5, 2012 transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized .

Dated:           July 9, 2012                                                                     The Graystone Company, Inc.

By: /s/ Joseph Mezey
                                                                                    Name: Joseph Mezey
Title: CFO